UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Ocata Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0656515
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

33 Locke Drive Marlborough, Massachusetts 01752	01752
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:   Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

Ocata Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement on Form 8-A, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with its listing of shares of its common stock, $0.001 par value (the “Common Stock”), on the NASDAQ Global Market under the symbol “OCAT.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                                         Description of Registrant’s Securities to be Registered.

This section describes the general terms of the Common Stock.  As of the filing of this Registration Statement, the Registrant is authorized to issue up to 60,000,000 shares of Common Stock. As of December 31, 2014, approximately 34,620,218 shares of Common Stock were outstanding.

Holders of Common Stock are entitled to one vote per share and vote together as a single class on all matters to be voted on by the Registrant’s stockholders. Pursuant to the Registrant’s certificate of incorporation, there are no cumulative voting rights in the election of directors. The approval of corporate actions may also require the approval of the holders of any series of the Registrant’s preferred stock then outstanding.

The Common Stock will be the only type of the Registrant’s capital stock entitled to vote in the election and removal of directors and other matters presented to the Registrant’s stockholders from time to time, unless the Registrant issues voting preferred stock or its certificate of incorporation or the law requires otherwise.

The Registrant’s common stockholders will be entitled to receive dividends and distributions declared by the Registrant’s board of directors to the extent permitted by outstanding series of preferred stock and by the Registrant’s certificate of incorporation. If a dividend is declared, it will be distributed pro rata to the Registrant’s common stockholders on a per share basis.

If the Registrant is liquidated or dissolved, its common stockholders will be entitled to receive its assets and funds available for distribution to common stockholders in proportion to the number of shares they hold. The common stockholders may not receive any assets or funds until the Registrant’s creditors have been paid in full and the preferential or participating rights of its preferred stockholders, if any, have been satisfied.

Holders of the Registrant’s common stock will not have any preemptive, subscription or conversion rights with respect to shares of the Registrant’s common stock. The Registrant may issue additional shares of its common stock, if authorized by its board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which the Registrant’s securities are traded. The issuance of additional shares could have the effect of diluting any earnings per share and the book value per share of outstanding shares of common stock. If the Registrant receives the appropriate payment, shares of the Registrant’s common stock that it issues will be fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the Registrant’s common stock.

The description of the Common Stock included in any form of prospectus subsequently filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act shall be deemed to be incorporated by reference herein.

Stock Exchange Listing

The Registrant’s common stock is currently quoted on the OTCQB, under the symbol “OCAT.” Upon commencement of trading on the NASDAQ Global Market on February 26, 2015, the Registrant’s common stock will be quoted under the symbol “OCAT.”

Transfer Agent and Registrar

Interwest Transfer Co, Inc. is the transfer agent and registrar for the Registrant’s common stock.

Item 2.                                                         Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

OCATA THERAPEUTICS, INC.

Date: February 23, 2015	By:	/s/ Edward Myles
Edward Myles
Chief Operating Officer and
Chief Financial Officer